Contact:	Ruth Pachman/Michael Herley	Mark A. Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. REPORTS FIRST QUARTER FISCAL YEAR 2012 RESULTS
Reports First Quarter Net Loss of $6.1 million

New York, New York, August 5, 2011 - Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for the three month period ending June 30, 2011, the first quarter of its fiscal year ending March 31, 2012 (“fiscal 2012”).

The Company reported a net loss of $6.1 million or a loss per share of $2.51 for the first quarter of fiscal 2012 compared to a net loss of $2.5 million or loss per share of $1.09 for the prior year period.

“Our performance in the first quarter was uneven, with total delinquencies declining 10% and non-performing loans growing 49% as our resolution strategy doubled the number of loans held for sale and increased the number of loans requiring maturity extensions by our regulators,” said Deborah C. Wright, Carver Bancorp, Inc.'s Chairman and CEO. “Importantly, we are pleased to have experienced the most substantial repayment levels from home sales in our construction portfolio in two years and we are cautiously optimistic this trend will continue. As we continue to take aggressive steps to address the level of troubled loans in our portfolio, the path is likely to remain uneven over the next several quarters.”
On June 29, the Company completed its previously reported capital raise of $55 million. Carver's capital level now exceeds regulatory requirements, with a Tier 1 leverage capital ratio of 10.34% versus the required 9% and total risk-based capital ratio of 16.26% versus the required 13%.
Ms. Wright added: “The second quarter of fiscal 2012 will feature the formal launch of 'Carver Community Cash', a new product line designed to meet the daily transactional needs, including check cashing, of the significant number of residents who live or work in our community, who do not currently have a banking relationship. Our early results have exceeded projections and we look forward to expanding the reach of this initiative through a marketing campaign launching this month. We believe this product line will be a core element in building relationships with new and existing institutional customers and in introducing Carver to a new segment of retail customers.

Income Statement Highlights

First Quarter Results
The Company reported a net loss for the quarter ended June 30, 2011 of $6.1 million compared to a net loss of $2.5 million for the prior year quarter. The net loss is primarily the result of $5.2 million in provision for loan losses which is $1.1 million less than the provision set aside in the prior year quarter.
Net Interest Income
Interest income decreased $2.4 million in the first quarter, compared to the prior year quarter, due to the drop in yields on interest bearing assets and the decrease in the average balance of interest earning assets. $1.4 million of the decrease in interest income was due to lower yields and $1.0 million was due to the decrease in average balances. The average yield on investment securities fell 139 basis points to 2.55% from 3.94% as new securities purchased to replace securities called and pay downs in the portfolio carried lower rates. The average yield on loans fell 82 basis points to 4.62% from 5.44% primarily due to the growth in non-accrual loans. The decline in average loans was the result of management's efforts to reduce the level of non-performing loans, the majority of which are real estate loans. The reduction in real estate loans will continue over the next several quarters until troubled debt resolutions are complete and the Company's concentration in real estate assets meets regulatory guidelines. The current low interest rate environment combined with elevated levels of non-performing assets and a reduction in interest earning assets continues to constrain net interest income.
Interest expense decreased by $0.6 million, or 23.5%, to $2.0 million for the first quarter, compared to $2.6 million for the prior year quarter. The decrease was primarily due to a decline in deposit interest expense of $0.5 million. The decrease in interest expense reflects a 5 basis point decrease in the average cost of interest-bearing liabilities to 1.47% for the first quarter, compared to an average cost of 1.52% for the prior year period. The decrease in the average cost of interest bearing liabilities was primarily due to the continued downward re-pricing of certificates of deposits and deleveraging of the Certificate of Deposit Account Registry Service "CDARS" portfolio.

Provision for Loan Losses
The Company recorded a $5.2 million provision for loan losses for the first quarter compared to $6.2 million for the prior year quarter. For the three months ended June 30, 2011, net charge-offs were $4.5 million compared to net charge-offs of $2.7 million for the prior year period. The amount of the provision reflects the Company's continued high levels of delinquencies and non-performing loans, the overall inherent risk in the portfolio and the uncertainty caused by the uneven economic recovery in local real estate markets and the New York City economy.

Non-interest Income
Non-interest income decreased $0.8 million, or 41.4%, to $1.1 million for the first quarter, compared to $1.9 million for the prior year quarter primarily due to non-recurring fees that were earned on New Market Tax Credit (NMTC) transactions in the prior period.

Non-interest Expense
Non-interest expense decreased $0.2 million, or 2.3%, to $7.3 million compared to $7.5 million for the prior year quarter primarily due to lower consulting fees and a reduction in employee compensation expenses incurred in the current period.

Income Taxes
The income tax benefit was $0.1 million for the first quarter compared to a $2.3 million benefit for the prior year period. The benefit for the three month period ending June 30, 2011 is primarily related to state and local income tax benefit taken in the quarter.

Financial Condition Highlights
At June 30, 2011, total assets decreased $30.9 million, or 4.4% , to $678.3 million compared to $709.2 million at March 31, 2011. Cash and cash equivalents decreased $3.7 million, investment securities decreased $0.2 million, total loans receivable decreased $36.2 million. These decreases were partially offset by loans held for sale which increased by $8.9 million and other assets increased $2.3 million.

Cash and cash equivalents decreased $3.7 million, or 8.4%, to $40.4 million at June 30, 2011, compared to $44.1 million at March 31, 2011. This decrease was primarily driven by repayment of institutional deposits totaling $61 million and repayment of a maturing borrowing of $11 million offset by the capital raise inflow of $55 million and net loan payoffs, pay downs and sales of $22 million. Total securities decreased $0.2 million, or 0.3%, to $71.0 million at June 30, 2011, compared to $71.2 million at March 31, 2011. This change reflected an increase of $3.6 million in available-for-sale securities and a $3.8 million decrease in held-to-maturity securities as the Company reinvested cash flows from held to maturity securities back in to the available for sale portfolio.

Total loans receivable decreased $36.2 million, or 6.2%, to $544.2 million at June 30, 2011, compared to $580.3 million at March 31, 2011. Principal repayments across all loan classifications contributed to the majority of the decrease, with the largest impact from Commercial Real Estate, Construction and Business loans. Additionally $8.9 million of loans were transferred from held for investment to held for sale as the Company works down its problem loans.

Total liabilities decreased $76.5 million, or 11.2%, to $605.0 million at June 30, 2011, compared to $681.5 million at March 31, 2011.

Deposits decreased $69.1 million, or 12.3%, to $491.6 million at June 30, 2011, compared to $560.7 million at March 31, 2011. Certificates of deposit and NOW balances have declined due to reductions in institutional deposits.

Advances from the FHLB-NY and other borrowed money decreased $11.1 million, or 9.8%, to $101.6 million at June 30, 2011, compared to $112.6 million at March 31, 2011, as one fixed-rate borrowing matured during the first quarter.

Total equity increased $45.6 million, or 164.5%, to $73.3 million at June 30, 2011, compared to $27.7 million at March 31, 2011. The key component of this increase was a $55 million capital raise closed on June 29, 2011 as previously reported in Form 8-K filed with the Securities and Exchange Commission on June 29, 2011. The increase in equity from the capital raise was partially offset by expenses of approximately $3.6 million related to the capital raise and the net loss for the quarter of $6.1 million.

Asset Quality
At June 30, 2011, non-performing assets totaled $115.5 million, or 17.0% of total assets compared to $78.0 million or 11.0% of total assets at March 31, 2011. Non-performing assets at June 30, 2011 were comprised of $84.5 million of loans 90 days or more past due and non-accruing, $20.9 million of loans classified as a troubled debt restructuring and either not consistently performing in accordance with modified terms or not performing in accordance with modified terms for at least six months, $9.8 million of loans that are either performing or less than 90 days past due and have been deemed to be impaired and $0.2 million of Real Estate Owned (REO). Of the $9.8 million of impaired loans included in non-performing assets, approximately $1.6 million, while having experienced some payment difficulties in the past, are presently current with regard to their payments. These loans are considered impaired however due to other risk characteristics and therefore on non-accrual status, due primarily to declines in collateral values. The Company continues to proactively work with borrowers to address delinquent loans and their impact.

The allowance for loan losses was $23.8 million at June 30, 2011, which represents a ratio of the allowance for loan losses to non-performing loans of 20.6% compared to 29.9% at March 31, 2011. The ratio of the allowance for loan losses to total loans was 4.4% at June 30, 2011 up from 4.0% at March 31, 2011.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)
	June 30,	March 31,
ASSETS	2011	2011
Cash and cash equivalents:
Cash and due from banks	$33,493	$36,725
Money market investments	6,863	7,352
Total cash and cash equivalents	40,356	44,077
Investment securities:
Available-for-sale, at fair value	57,141	53,551
Held-to-maturity, at amortized cost (fair value of $14,415 and $18,124 at June 30, 2011 and March 31, 2011, respectively)	13,879	17,697
Total securities	71,020	71,248

Loans held-for-sale	18,068	9,205

Loans receivable:
Real estate mortgage loans	493,217	525,894
Commercial business loans	49,636	53,060
Consumer loans	1,297	1,349
Loans, net of unearned income	544,150	580,303
Allowance for loan losses	(23,764)	(23,147)
Total loans receivable, net	520,386	557,156
Office properties and equipment, net	10,719	11,040
Federal Home Loan Bank of New York stock, at cost	2,799	3,353
Accrued interest receivable	2,409	$2,854
Core deposit intangibles, net	38	76
Deferred tax asset	—	—
Other assets	12,553	10,206
Total assets	678,348	709,215

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Savings	106,310	106,906
Non-Interest Bearing Checking	102,357	123,706
NOW	26,011	27,297
Money Market	67,479	74,329
Certificates of Deposit	189,466	228,460
Total Deposits	491,623	560,698
Advances from the FHLB-New York and other borrowed money	101,571	112,641
Other liabilities	11,834	8,159
Total liabilities	605,028	681,498

Mezzanine Equity:
55,000 Series C mandatorily convertible preferred stock,(par value $0.01, per share) with a liquidation preference of $1,000, issued and outstanding	51,432
Stockholders' equity:
Preferred stock (par value $0.01 per share, 2,000,000 shares authorized; 18,980 Series B shares, with a liquidation preference of $1,000.00 per share, issued and outstanding.	18,980	18,980
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,488,922 and 2,484,263 shares outstanding at June 30, 2011 and March 31, 2011, respectively)	25	25
Additional paid-in capital	27,719	27,026
Retained earnings	(27,689)	(21,464)
Non-controlling interest	3,438	4,038
Treasury stock, at cost (35,769 shares at June 30, 2011 and 40,428 and March 31, 2011, respectively)	(506)	(569)
Accumulated other comprehensive loss	(79)	(319)
Total stockholders equity	21,888	27,717
Total equity	73,320	27,717
Total liabilities and equity	678,348	709,215
See accompanying notes to consolidated financial statements

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
	Three Months Ended
	June 30,
	2011	2010
Interest Income:
Loans	$6,702	$8,948
Mortgage-backed securities	397	586
Investment securities	110	64
Money market investments	25	21
Total interest income	7,234	9,619

Interest expense:
Deposits	1,006	1,517
Advances and other borrowed money	950	1,041
Total interest expense	1,956	2,558

Net interest income	5,278	7,061
Provision for loan losses	5,170	6,248
Net interest income after provision for loan losses	108	813

Non-interest income:
Depository fees and charges	721	757
Loan fees and service charges	278	221
Gain on sale of securities, net	—	24
Gain (Loss) on sale of loans, net	1	3
New Market Tax Credit ("NMTC") fees	—	812
Lower of Cost or market adjustment on loans held for sale	(100)	—
Other	192	46
Total non-interest income	1,092	1,863

Non-interest expense:
Employee compensation and benefits	3,045	3,206
Net occupancy expense	932	977
Equipment, net	543	538
Consulting fees	90	219
Federal deposit insurance premiums	454	356
Other	2,230	2,168
Total non-interest expense	7,294	7,464

Income before income taxes and minority interest	(6,094)	(4,788)
Income tax benefit	(109)	(2,297)
Non Controlling interest, net of taxes	146
Net loss	(6,131)	(2,491)

Loss per common share:
Basic	$(2.51)	$(1.09)
Diluted	N/A	N/A
See accompanying notes to consolidated financial statements

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table
(In thousands)

	June 2011	March 2011	December 2010	September 2010	June 2010
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One-to-four family	$16,421	$15,993	$16,290	$14,583	$14,320
Multi-family	9,307	6,786	14,076	14,103	16,923
Non-residential	25,893	10,078	12,231	11,189	13,249
Construction	54,425	37,218	40,060	36,145	34,792
Business	9,159	7,289	7,471	3,699	7,031
Consumer	22	42	20	37	15
Total non-performing loans	$115,227	$77,406	$90,148	$79,756	$86,330

Other non-performing assets (2):
Real estate owned	$237	$564	$—	$19	$1
Total other non-performing assets	237	564	—	19	1
Total non-performing assets (3):	$115,464	$77,970	$90,148	$79,775	$86,331

Accruing loans contractually past due > 90 days (4):	$—	$—	$—	$1,765	$478

Non-performing loans to total loans	21.18%	13.34%	14.97%	12.88%	13.34%
Non-performing assets to total assets	17.02%	10.99%	12.12%	10.57%	10.74%

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management, for which the collection of additional interest and/or principal is doubtful.  Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. TDR loans that have performed in accordance with their modified terms for a period of at least six months are generally considered performing loans and are not presented in the table above.

(4) Loans 90 days or more past due and still accruing, which were not included in the non-performing category, are presented in the above table.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)

	For the Three Months Ended June 30,
	2011			2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$580,145	$6,702	4.62%	$657,443	$8,948	5.44%
Investment securities	71,365	455	2.55%	62,925	620	3.94%
Equity securities (2)	3,339	72	8.63%	4,009	46	4.59%
Other investments and federal funds sold	7,107	5	0.28%	1,368	5	1.58%
Total interest-earning assets	661,956	7,234	4.37%	725,745	9,619	5.30%
Non-interest-earning assets	34,774			88,541
Total assets	$696,730			$814,286

Interest Bearing Liabilities:
Deposits:
Now demand	$27,081	$11	0.16%	$42,096	$31	0.30%
Savings and clubs	107,389	70	0.26%	116,141	73	0.25%
Money market	67,648	169	1.00%	70,814	223	1.26%
Certificates of deposit	214,510	744	1.39%	316,975	1,177	1.49%
Mortgagors deposits	2,863	12	1.68%	3,173	13	1.64%
Total deposits	419,491	1,006	0.96%	549,199	1,517	1.10%
Borrowed money	112,514	950	3.38%	124,542	1,041	3.34%
Total interest-bearing liabilities	532,005	1,956	1.47%	673,741	2,558	1.52%
Non-interest-bearing liabilities:
Demand	128,292			60,322
Other liabilities	7,293			8,601
Total liabilities	667,590			742,664
Minority Interest	—			—
Stockholders' equity	29,140			71,622
Total liabilities & stockholders' equity	$696,730			$814,286
Net interest income		$5,278			$7,061

Average interest rate spread			2.90%			3.78%

Net interest margin			3.19%			3.89%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended
	June 30,
Selected Statistical Data:	2011		2010

Return on average assets (1)	(3.52)%		(1.22)%
Return on average equity (2)	(84.16)%		(13.91)%
Net interest margin (3)	3.19%		3.89%
Interest rate spread (4)	2.90%		3.78%
Efficiency ratio (5)	114.50%		83.64%
Operating expenses to average assets (6)	4.19%		3.67%
Average equity to average assets (7)	4.18%		8.80%

Average interest-earning assets to average interest-bearing liabilities	1.24	x	1.08	x

Net income per share	$(2.51)		$(1.09)
Average shares outstanding	2,485,815		2,482,740
Cash dividends	$—		$0.025

	June 30,
	2011		2010
Capital Ratios:
Tier I leverage capital ratio (8)	10.34%		6.99%
Tier I risk-based capital ratio (8)	13.98%		7.01%
Total risk-based capital ratio (8)	16.26%		10.77%

Asset Quality Ratios:
Non performing assets to total assets (9)	17.02%		10.74%
Non performing loans to total loans receivable (9)	21.18%		13.34%
Allowance for loan losses to total loans receivable	4.37%		2.40%
Allowance for loan losses to non-performing loans	20.62%		18.02%

(1) Net income, annualized, divided by average total assets.
(2) Net income, annualized, divided by average total equity.
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income plus non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average equity divided by average assets for the period ended.
(8) These ratios reflect consolidated bank only.
(9) Non performing assets consist of non-accrual loans, and real estate owned